Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 15, 2006

FOR MORE INFORMATION, CONTACT:

Patricia Gallagher

Director of Strategic Planning and Marketing

Eastern Virginia Bankshares

(804) 443-8178

patricia.gallagher@evb.org

EASTERN VIRGINIA BANKSHARES CONSOLIDATES BANKS, CREATES EVB

Eastern Virginia Bankshares (NASDAQ:EVBS) is consolidating its three subsidiary banks into one entity. As of Monday, April 24, 2006, the three banks—Bank of Northumberland, Hanover Bank, and Southside Bank—will be known simply as EVB. The consolidation is the final step in a series of efforts the holding company has made in the last few years to unify the subsidiaries and streamline operations.

“There are substantial benefits to consolidating operational functions,” says Joe Shearin, President and CEO of EVB. “For several years we’ve been multiplying everything by three in order to maintain three separate banks. Now we can leverage our combined strength to deliver a better value to our customers as well as our shareholders. We can achieve economies of scale we never could before.”

The organization’s origins date back to 1910, when Southside Bank and the Bank of Northumberland first opened for business. They became part of Eastern Virginia Bankshares when the holding company was formed in 1997. Hanover Bank was added to the organization in 2000. Until now, the banks have largely functioned independently from one another.

“The relationship provided very little value to our customers,” explains Shearin. “They couldn’t even transact business at sister banks. Now our customers have the convenience of 22 branch locations, with a wider range of financial products and services to choose from.”

In choosing a name for the new organization, “EVB” was a natural choice, capitalizing on the established identity of Eastern Virginia Bankshares. The new bank will also use a variation of the holding company’s familiar “ship’s wheel” logo.

“It was very important to us to get the name right,” says W. Rand Cook, chairman of the EVB board of directors. “The Board looked at many other options, but ‘EVB’ stood out as the best choice for unifying our organization. Our customers and employees alike had strong positive reactions to the name.”

To inaugurate the consolidation, a strategic marketing plan will be unveiled at the Eastern Virginia Bankshares annual shareholders’ meeting on April 20. Marketing initiatives will include a new advertising campaign, a redesigned Web site, and new signage for all the branch locations.

“We see this as a new beginning,” says Joe Shearin. “We keep telling people that we’re the same, only better. We’re still a community bank serving local communities. But now we’re a stronger bank with a stronger value proposition. It’s the classic win-win situation for everyone, but especially for our customers.”

Eastern Virginia Bankshares is based in Tappahannock. Other subsidiaries include EVB Investments, EVB Mortgage, EVB Insurance, and EVB Title. The organization currently has assets totaling $775 million.